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PROSPECTUS SUPPLEMENT #1                        FILED PURSUANT TO RULE 424(B)(3)
(TO PROSPECTUS DATED JUNE 7, 2000)                    REGISTRATION NO. 333-32228

                               [EXCITE@HOME LOGO]
                              AT HOME CORPORATION

                         $500,000,000 PRINCIPAL AMOUNT
                 4 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2006

                        SHARES OF SERIES A COMMON STOCK
                     ISSUABLE UPON CONVERSION OF THE NOTES

                           -------------------------

This prospectus supplement relates to the resale by the holders of 4 3/4% Convertible Subordinated Notes due 2006 of Excite@Home and the shares of Series A common stock of Excite@Home issuable upon the conversion of the notes.

You should read this prospectus supplement in conjunction with the prospectus dated June 7, 2000, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given to them in the prospectus.

The information in the table appearing under the heading "Selling
Securityholders" in the prospectus is superseded in part by the information appearing in the table below:

                                    PRINCIPAL AMOUNT OF                                                 SHARES OF SERIES A
                                    NOTES BENEFICIALLY                            SHARES OF SERIES A       COMMON STOCK
                                        OWNED THAT         PERCENTAGE OF NOTES       COMMON STOCK            THAT MAY
               NAME                     MAY BE SOLD            OUTSTANDING        BENEFICIALLY OWNED         BE SOLD
               ----                 -------------------    -------------------    ------------------    ------------------
Argent Classic Convertible
  Arbitrage Fund (Bermuda)
  L.P. ...........................      $10,000,000                2.0%                 176,940               176,940
Argent Convertible Arbitrage Fund
  Ltd. ...........................      $ 2,000,000                  *                   35,388                35,388
IBM Retirement Plan -- High
  Income..........................      $   450,000                  *                    7,962                 7,962
San Diego County Employee's
  Retirement Association..........      $   300,000                  *                    5,308                 5,308
The Northwestern Mutual Life
  Insurance Company...............      $ 6,750,000                1.4%                 119,434               119,434
Wasserstein Perella Securities,
  Inc. ...........................      $ 5,000,000                1.0%                  88,470                88,470
Other holders of notes and future
  transferees of these holders
  (**)............................      $72,743,000               14.5%               1,287,114             1,287,114

-------------------------
*  Less than 1%.

** Assumes that any other holders of notes, or any future transferees of these holders, do not beneficially own any Series A common stock other than the Series A common stock issuable upon conversion of the notes.
                           -------------------------

INVESTING IN OUR CONVERTIBLE SUBORDINATED NOTES OR OUR SERIES A COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 2 OF THE PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this prospectus supplement is June 12, 2000.